Exhibit 99.1

Investor Contact: Media Contact:	Zac Nagle (972) 443-6557 Lars Rosene (469) 420-3264
FOR IMMEDIATE RELEASE
Flowserve Reports 116% Increase in Third Quarter EPS to a Record $1.10 and Also Reports Record Third Quarter Bookings of $1.1 Billion, up 19% and Record Third Quarter Sales of $919 Million, up 19%.
Raises 2007 Revenue Target to a Range Between $3.6 and $3.7 Billion and Reaffirms Previous Target of 2007 Operating Margin Improvement of 200 to 300 basis points
DALLAS — November 1, 2007 — Flowserve Corp. (NYSE: FLS), a global leader in the fluid motion and control industry, today reported record third quarter performance on earnings per share, sales and bookings. The company announced that third quarter fully diluted EPS and operating income growth were up 116% and 75% respectively, outpacing strong sales growth of 19%. Flowserve also posted record third quarter bookings of $1.1 billion, up 19%, led by strength in chemical and water markets globally. Additionally, the company raised its 2007 sales target to a range between $3.6 and $3.7 billion. The company also reaffirmed 2007 operating margin improvement targets of between 200 and 300 basis points versus 2006.

Highlights:
Third Quarter of 2007 (all comparisons versus the third quarter of 2006 unless otherwise noted)
•	Record third quarter fully diluted EPS of $1.10, up 116% including the unfavorable impact of $0.14 per share charge in discrete legal expenses

•	Record third quarter bookings of $1.1 billion, up 19%

•	Record third quarter sales of $919 million, up 19%

•	Gross margin significantly improved by 170 basis points, primarily due to increased aftermarket sales in the Pump Division

•	Strong SG&A improvement as a percentage of sales, down 190 basis points

•	Substantial operating margin improvement of 380 basis points to 11.8%

•	Record backlog of $2.3 billion, up 39% compared to December 31, 2006
Year-to-Date 2007 (all comparisons versus year-to-date 2006 unless otherwise noted)
•	Sharply higher record fully diluted EPS of $2.79, up 95%, including the unfavorable impact of $0.17 in discrete legal expenses

•	Record bookings of more than $3.2 billion, up 19%

•	Record sales of $2.7 billion, up 22%

•	Significant SG&A as a percentage of sales improvement of 200 basis points

•	Strong operating margin improvement of 220 basis points to 10.3%
Discussion and analysis of the third quarter of 2007 financial results (all comparisons versus the third quarter of 2006 unless otherwise noted)
Fully diluted EPS increased sharply to a third quarter record $1.10 per share, up 116%. EPS was higher primarily due to improvements in operating income driven by an increase in sales of 19%, an improvement in gross margin of 170 basis points and a lowering of SG&A as a percentage of sales of 190 basis points.

Bookings increased to $1.1 billion, up $169 million or 19%, including currency benefits of approximately $47 million. This is the third consecutive quarter of bookings exceeding $1 billion and a third quarter record. The increase was driven primarily by strong growth across the chemical, power and water markets in the Pump Division, all key valve markets of the Flow Control Division, and oil and gas and general industries in the Flow Solutions Division. Backlog increased 39% to $2.3 billion from $1.6 billion at December 31, 2006.
Sales improved significantly to $919 million, up $148 million or 19%. This increase includes currency benefits of approximately $40 million. The strong sales growth reflects good conversion of earlier bookings into shipments in the quarter and strength in the oil and gas market.
Gross profit increased to $314 million, up $64 million or 26%. Gross margin increased by 170 basis points to 34.1%. The increase reflects higher sales volumes, which positively impact fixed cost absorption, operational excellence programs and the success of the company’s end user aftermarket strategy, which resulted in a higher level of aftermarket sales.
SG&A expenses as a percentage of sales improved 190 basis points to 22.9%. This is primarily the result of improved leverage of fixed SG&A expenses on strong sales growth and cost containment efforts. SG&A expenses in total increased to $210 million, up $19 million or 10%, while sales increased 19%. This increase is primarily attributed to an increase in selling-related expenses in support of the significant rise in bookings and sales, equity-based compensation arising from improved performance and a higher stock price, and the aforementioned charges for legal-related expenses.

Operating income increased significantly to $108 million, up $46 million or 75%. Income from operations benefited from significantly higher sales, improved gross profit and reduced SG&A expenses as a percentage of sales. Operating margin increased 380 basis points from 8.0% to 11.8%.
The company’s record fully diluted Q3 EPS of $1.10 includes the unfavorable impact of a $0.14 per share charge to SG&A in the quarter and a $0.17 per share charge for 2007 year-to-date in discrete expenses in legal fees and accrued settlement costs related to the investigation into two company foreign subsidiaries’ involvement in the United Nations Oil-for-Food Program during 2001-2003. Subject to certain necessary approvals, the company has made substantial progress in resolving this matter with the appropriate U.S. government authorities and currently does not expect material further accruals in connection with the resolution of this matter with those authorities.
Flowserve Pump Division
Bookings for the third quarter of 2007 rose to $595 million, up $74 million or 14%, including currency benefits of approximately $29 million. This increase is primarily attributed to increased bookings in Europe, the Middle East and Africa (EMA), and it was primarily spread across the chemical, water and general industry markets. Both original equipment and aftermarket bookings continued to be strong, increasing 20% and 8%, respectively.

Pump Division sales for the third quarter of 2007 increased sharply to $496 million, up $95 million or 24%, including currency benefits of approximately $24 million. This increase is primarily attributed to significant increases in EMA and North America, reflecting solid throughput of orders in Flowserve’s production facilities, most notably in the oil and gas markets. Both original equipment and aftermarket sales growth accelerated significantly, up 21% and 30% respectively. Aftermarket sales mix increased to 42% in the third quarter of 2007, up from 40% in the third quarter of 2006, reflecting strong results from the Pump Division’s end-user focus strategy. “Flowserve Pump Division’s gross margin results help illustrate the power of mix shift between original equipment and aftermarket. This quarter we not only benefited from improved pricing, fixed cost absorption and operational excellence programs that have helped us all year, but we also saw an increase in margins from a mix shift towards aftermarket sales,” said Lewis M. Kling, Flowserve’s President and CEO.
Pump Division gross profit increased to $148 million, up $39 million or 36%. Gross margin for the third quarter of 2007 increased 280 basis points to 29.8%, reflecting significantly stronger aftermarket sales as noted above and improved absorption of fixed costs.
Operating income for the third quarter of 2007 increased to $69 million, up $29 million or 74%, including currency benefits of approximately $4 million. The significant increase is attributed to the $39 million increase in gross profit driven by improved pricing, operational excellence programs, fixed cost absorption and mix shift to aftermarket sales, combined with a 120 basis point improvement in leverage of divisional SG&A. Operating margin improved from 9.9% to 13.9%.

Flow Control Division
Bookings for the third quarter of 2007 increased markedly to $324 million, up $60 million or 23%, including currency benefits of approximately $13 million.The increase is generally attributed to sustained strength across all key end markets.
Flow Control Division sales for the third quarter of 2007 increased sharply to $295 million, up $37 million or 14%, including currency benefits of approximately $12 million. The increase is principally the result of strong North American oil and gas market project sales, and increased sales in the chemical market, most notably in China.
Flow Control Division gross profit increased to $101 million, up $13 million or 15%. Gross margin of 34.3% for the third quarter of 2007 was slightly improved when compared to the same period in 2006. Gross margin increases resulting from improved absorption on higher sales and the implementation of various continuous improvement programs were partially offset by inflation in materials and overhead costs and a higher mix of project sales.
Operating income for the Flow Control Division for the third quarter of 2007 increased to $41 million, up $6 million or 18%, including approximately $2 million in currency benefits. The increase is primarily due to the improvement in gross profit and a 30 basis point improvement in leverage of divisional SG&A. Operating margin showed solid improvement, up 40 basis points from 13.5% to 13.9%.

Flow Solutions Division
Bookings for the third quarter of 2007 increased dramatically to $159 million, up $34 million or 27%, including currency benefits of approximately $5 million. The increase in Flow Solutions Division bookings is primarily attributed to strong project business in North America and significantly higher aftermarket business in EMA and Asia.
Flow Solutions Division sales rose sharply in the third quarter of 2007 to $141 million, up $18 million or 15%, including currency benefits of approximately $4 million. This increase was driven by increased project sales in North America and expanded Quick Response Center (QRC) capacity, which has enabled the company to provide rapid order turnarounds to global customers.
Gross profit of the Flow Solutions Division increased at an even faster pace than sales to $65 million, up $9 million or 16%. Gross margin for the third quarter of 2007 increased 40 basis points to 45.8%. This increase was driven primarily by a product shift to the higher margin aftermarket business in EMA, pricing and improved fixed cost absorption from higher sales.

Operating income for the Flow Solutions Division for the third quarter of 2007 increased to $30 million, up $5 million or 19%, including approximately $1 million in currency benefits. The increase is primarily due to the significant improvement in gross profit previously described and a 40 basis point improvement in leverage of divisional SG&A. As a result, operating margin improved sharply, up 80 basis points to 21.6%.
2007 Outlook
“I’m extremely proud of the global team’s results through the first three quarters of 2007, and in particular the way our management team came together in Q3 to generate some of the best results in the company’s history. At the beginning of the year, we set out some aggressive targets for the company for 2007 and the team has answered the call and delivered terrific results each quarter, with each division playing an integral role,” said Kling. “We’re very excited about the year-to-date results, but even more excited about the future success of the company as we drive continuous improvement on all of our key initiatives. Based on our year-to-date results, I am confident we will achieve our earlier announced 2007 revenue and operating income targets. Accordingly, we are raising our sales target for 2007 to between $3.6 and $3.7 billion and reaffirming our operating income target of 200 to 300 basis points of improvement versus 2006. Looking beyond 2007, we are confident we are building a platform for future success.” Kling said.
Conference Call
The conference call will take place on Friday, November 2, at 10:00 AM CDT (11:00 AM EDT)
Lewis Kling, President and Chief Executive Officer, and Mark Blinn, Senior Vice President, Chief Financial Officer and Latin America operations will be presenting.
The call can be accessed at Flowserve’s Web site at www.flowserve.com under the Investor Relations section.

About Flowserve Corp.
Flowserve Corp. is one of the world’s leading providers of fluid motion and control products and services. Operating in more than 55 countries, the company produces engineered and industrial pumps, seals and valves as well as a range of related flow management services. More information about Flowserve can be obtained by visiting the company’s Web site at www.flowserve.com.
SAFE HARBOR STATEMENT: This news release includes forward-looking statements. Forward-looking statements are all statements that are not statements of historical facts and include, without limitation, statements relating to our business strategy and statements of expectations, beliefs, future plans and strategies and anticipated developments concerning our industry, business, operations and financial performance and condition. The words “believe”, “seek”, “anticipate”, “plan”, “estimate”, “expect”, “intend”, “project”, “forecast”, “predict”, “potential”, “continue”, “will”, “may”, “could”, “should”, and other words of similar meaning are intended to identify forward-looking statements. The forward-looking statements made in this news release are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that, in some cases, are beyond our control. These risks, uncertainties and factors may cause our actual results, performance and achievements, or industry results and market trends, to be materially different from any future results, performance, achievements or trends expressed or implied by such forward-looking statements. Important risks, uncertainties and other factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, the following: inherent limitations of the effectiveness of our internal control over financial reporting; potential adverse consequences resulting from securities class action litigation and other litigation, including asbestos-containing product claims; the possibility of adverse consequences related to the domestic and foreign government actions regarding our participation in the United Nations Oil-for-Food Program; the possibility of adverse consequences of governmental tax audits of our tax returns, including the ongoing IRS audit of our U.S. tax returns for the years 2002 through 2004; our ability to convert bookings, which are not subject to nor computed in accordance with generally accepted accounting principles, into revenues at acceptable, if any, profit margins, since such profit margins cannot be assured or assumed to follow historical trends; changes in the financial markets and the availability of capital; changes in the already competitive environment for our products or competitors’ responses to our strategies; our inability to continue to expand our market presence through acquisitions, and unforeseen integration difficulties or costs resulting from acquisitions; economic, political and other risks associated with our international operations, including military actions or trade embargoes that could affect customer markets, including the continuing conflict in Iraq, uncertainties in certain Middle Eastern countries such as Iran, and their potential impact on Middle Eastern markets and global petroleum producers; our ability to comply with the laws and regulations affecting our international operations, including the U.S. export laws, and the effect of any noncompliance; the potential adverse impact of a significant downturn in petroleum, chemical, power and water industries; changes in economic conditions and the extent of economic growth in the U.S. and other countries and regions; unanticipated difficulties or costs associated with the implementation of systems, including software; unanticipated higher costs associated with environmental compliance and liabilities; our relative geographical profitability and its impact on our utilization of foreign tax credits; the potential impact of our indebtedness on cash flows and our ability to meet the financial covenants and other requirements in our debt agreements; any terrorist attacks; adverse changes in the regulatory climate and other legal obligations imposed on us; and other factors described from time to time in our filings with the SEC. It is not possible to foresee or identify all the factors that may affect our future performance or any forward-looking information, and new risk factors can emerge from time to time. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. All forward-looking statements included in this news release are based on information available to us on the date of this news release. We undertake no obligation to revise or update any forward-looking statement or disclose any facts, events or circumstances that occur after the date hereof that may affect the accuracy of any forward-looking statement.
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CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share data)	Three Months Ended September 30,
	2007	2006

Sales	$919,247	$770,757
Cost of sales	(605,664)	(520,954)

Gross profit	313,583	249,803
Selling, general and administrative expense	(210,135)	(191,252)
Net earnings from affiliates	4,781	3,326

Operating income	108,229	61,877
Interest expense	(15,332)	(16,385)
Interest income	919	1,634
Other income (expense), net	1,224	(1,835)

Earnings before income taxes	95,040	45,291
Provision for income taxes	(31,985)	(16,817)

Income from continuing operations	63,055	28,474
Discontinued operations, net of tax	—	805

Net earnings	$63,055	$29,279

Earnings per share:
Basic:
Continuing operations	$1.12	$0.51
Discontinued operations	—	0.02

Net earnings	$1.12	$0.53

Diluted:
Continuing operations	$1.10	$0.49
Discontinued operations	—	0.02

Net earnings	$1.10	$0.51

Dividends per share	$0.15	$—

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share data)	Nine Months Ended September 30,
	2007	2006

Sales	$2,653,325	$2,177,473
Cost of sales	(1,771,852)	(1,457,079)

Gross profit	881,473	720,394
Selling, general and administrative expense	(623,253)	(555,164)
Net earnings from affiliates	14,341	11,124

Operating income	272,561	176,354
Interest expense	(45,164)	(48,327)
Interest income	2,490	3,786
Other income, net	2,159	3,694

Earnings before income taxes	232,046	135,507
Provision for income taxes	(72,172)	(54,825)

Income from continuing operations	159,874	80,682
Discontinued operations, net of tax	—	805

Net earnings	$159,874	$81,487

Earnings per share:
Basic:
Continuing operations	$2.83	$1.44
Discontinued operations	—	0.02

Net earnings	$2.83	$1.46

Diluted:
Continuing operations	$2.79	$1.41
Discontinued operations	—	0.02

Net earnings	$2.79	$1.43

Dividends per share	$0.45	$—

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(Amounts in thousands, except per share data)	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$71,107	$67,000
Restricted cash	3,730	3,457
Accounts receivable, net of allowance for doubtful accounts of $13,033 and $13,135, respectively	704,734	551,815
Inventories, net	729,871	547,373
Deferred taxes	99,080	95,027
Prepaid expenses and other	82,874	38,209

Total current assets	1,691,396	1,302,881
Property, plant and equipment, net of accumulated depreciation of $560,495 and $509,033, respectively	472,704	442,892
Goodwill	855,477	851,123
Deferred taxes	1,139	25,731
Other intangible assets, net	137,234	143,358
Other assets, net	116,706	103,250

Total assets	$3,274,656	$2,869,235

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$412,583	$412,869
Accrued liabilities	639,815	458,230
Debt due within one year	64,554	8,050
Deferred taxes	4,507	4,887

Total current liabilities	1,121,459	884,036
Long-term debt due after one year	552,109	556,519
Retirement obligations and other liabilities	434,415	408,094
Shareholders’ equity:
Common shares, $1.25 par value	73,390	73,289
Shares authorized — 120,000
Shares issued — 58,712 and 58,631, respectively
Capital in excess of par value	555,127	543,159
Retained earnings	687,079	582,767

	1,315,596	1,199,215
Treasury shares, at cost — 2,576 and 2,609 shares, respectively	(107,425)	(95,262)
Deferred compensation obligation	6,526	6,973
Accumulated other comprehensive loss	(48,024)	(90,340)

Total shareholders’ equity	1,166,673	1,020,586

Total liabilities and shareholders’ equity	$3,274,656	$2,869,235

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)	Nine Months Ended September 30,
	2007	2006

Cash flows — Operating activities:
Net earnings	$159,874	$81,487
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	49,029	44,598
Amortization of intangible and other assets	7,408	8,041
Amortization of deferred loan costs	1,694	1,445
Net gain on the disposition of assets	(2,018)	(122)
Excess tax benefits from stock-based payment arrangements	(8,177)	(1,177)
Stock-based compensation	19,213	19,941
Net earnings from affiliates, net of dividends received	(6,339)	(3,868)
Change in assets and liabilities:
Accounts receivable, net	(119,022)	(28,489)
Inventories, net	(147,729)	(101,092)
Prepaid expenses and other	(34,831)	(7,268)
Other assets, net	(4,665)	(6,602)
Accounts payable	(24,111)	6,399
Accrued liabilities	152,866	2,601
Retirement obligations and other liabilities	12,531	(2,489)
Net deferred taxes	(10,623)	1,015

Net cash flows provided by operating activities	45,100	14,420

Cash flows — Investing activities:
Capital expenditures	(60,941)	(43,520)
Proceeds from disposal of assets	3,906	—
Change in restricted cash	(274)	(52)

Net cash flows used by investing activities	(57,309)	(43,572)

Cash flows — Financing activities:
Net borrowings under lines of credit	58,000	—
Excess tax benefits from stock-based payment arrangements	8,177	1,177
Payments on long-term debt	(1,420)	(16,897)
Payments under other financing arrangements	(4,486)	—
Repurchase of common shares	(44,798)	—
Payments of dividends	(17,176)	—
Proceeds from stock option activity	13,341	—

Net cash flows provided (used) by financing activities	11,638	(15,720)
Effect of exchange rate changes on cash	4,678	745

Net change in cash and cash equivalents	4,107	(44,127)
Cash and cash equivalents at beginning of year	67,000	92,864

Cash and cash equivalents at end of period	$71,107	$48,737

SEGMENT INFORMATION
Flowserve Pump Division

	Three Months Ended September 30,
(Amounts in millions)	2007	2006

Bookings	$594.9	$521.0
Sales	496.4	401.3
Gross profit	147.9	108.5
Gross profit margin	29.8%	27.0%
Operating income	68.9	39.7
Operating margin	13.9%	9.9%
Flow Control Division

	Three Months Ended September 30,
(Amounts in millions)	2007	2006

Bookings	$324.0	$264.3
Sales	295.0	257.9
Gross profit	101.1	88.2
Gross profit margin	34.3%	34.2%
Operating income	41.1	34.7
Operating margin	13.9%	13.5%
Flow Solutions Division

	Three Months Ended September 30,
(Amounts in millions)	2007	2006

Bookings	$159.4	$125.6
Sales	140.7	122.9
Gross profit	64.5	55.8
Gross profit margin	45.8%	45.4%
Operating income	30.4	25.6
Operating margin	21.6%	20.8%

SEGMENT INFORMATION
Flowserve Pump Division

	Nine Months Ended September 30,
(Amounts in millions)	2007	2006

Bookings	$1,869.3	$1,546.2
Sales	1,440.3	1,116.3
Gross profit	408.9	312.8
Gross profit margin	28.4%	28.0%
Operating income	175.9	114.2
Operating margin	12.2%	10.2%
Flow Control Division

	Nine Months Ended September 30,
(Amounts in millions)	2007	2006

Bookings	$948.1	$805.9
Sales	848.7	728.0
Gross profit	295.6	249.9
Gross profit margin	34.8%	34.3%
Operating income	118.6	89.6
Operating margin	14.0%	12.3%
Flow Solutions Division

	Nine Months Ended September 30,
(Amounts in millions)	2007	2006

Bookings	$438.4	$376.2
Sales	404.4	366.1
Gross profit	182.9	164.1
Gross profit margin	45.2%	44.8%
Operating income	81.4	76.3
Operating margin	20.1%	20.9%